UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2018

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive Southlake, TX		76092
(Address of principal executive offices)		(Zip Code)

(682) 605-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2018, Sabre Corporation (“Sabre”) announced that Douglas Barnett, age 59, has been elected Executive Vice President and Chief Financial Officer of Sabre, effective July 23, 2018. On that date Sabre’s current Executive Vice President and Chief Financial Officer, Richard A. Simonson, will assume the title of Senior Advisor of Sabre, to serve during a management transition period until he retires from Sabre on June 30, 2019, as previously announced.

Mr. Barnett has served as Executive Vice President and Chief Financial Officer of Informatica LLC, a global leader in enterprise cloud data management, since 2016. While there, he was responsible for a number of areas of Informatica’s business, including finance, legal, information technology, human resources and corporate development. From 2013 to 2016, Mr. Barnett served as Executive Vice President and Chief Financial Officer of TriZetto Corporation, a health care IT company, where he was responsible for all finance-related functions, including accounting, internal audit, banking, investor relations, cash management, internal and external reporting, tax and treasury, as well as human resources, facilities and IT. From 2007 to 2013, Mr. Barnett was Managing Director, Chief Financial Officer and Chief Administrative Officer of AlixPartners LLP, a global business-advisory firm, where he was responsible for most non-client facing functions at the firm, including accounting, finance, treasury, HR, facilities, internal audit, tax, IT and other operations for 16 global locations. Prior to that, he held financial leadership roles at UGS Corporation, Colfax Corporation and Giddings & Lewis, Inc. Mr. Barnett received a Masters of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University and his Bachelor of Science degree from the University of Illinois.

The terms of Mr. Barnett’s employment are set forth in his offer letter (the “Offer Letter”), a copy of which is included as Exhibit 10.1. Under the terms of the Offer Letter, Mr. Barnett’s initial base salary is $690,000 per year, and he will receive a one-time sign-on bonus of $500,000, subject to repayment in certain circumstances. As a participant in Sabre’s annual incentive plan, Mr. Barnett will be eligible for an annual incentive payment, and his target bonus under the plan has been set at 100% of his base salary (prorated for 2018). He will receive an initial equity grant valued at $4,250,000, consisting of (i) $3,500,000 in an equal number of stock options and restricted stock units and (ii) $750,000 consisting of performance-based restricted stock units. The stock options will vest as to 25% of the shares subject to such options on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award will vest as to 25% of the shares of Sabre common stock subject to such award on the anniversary of the grant date in each of calendar years 2019, 2020, 2021 and 2022, subject to his continued employment through each vesting date. The performance-based restricted stock units are to be earned in three equal tranches on each of March 15, 2020, 2021 and 2022, subject to his continued employment through each such date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which Sabre achieves the revenue and Pre-Tax Adjusted EPS target levels established by our Board for the second half of 2018 and for 2019, for 2020 and for 2021, respectively. Subject in each case to Board of Directors or Compensation Committee approval, he will also receive an equity award with a grant-date value of no less than $2,500,000 on or about March 15, 2019, and for future grants beginning in 2020, he will receive an equity award with a target value of $2,500,000. Mr. Barnett will be eligible to participate in Sabre’s employee benefit plans, policies and other compensation and perquisite programs, as well as in Sabre’s Executive Severance Plan as a level 2 employee. He is also subject to the terms of an Executive Confidentiality and Restrictive Covenants Agreement. The foregoing is only a brief description of the material terms of the Offer Letter, does not purport to be a complete description of the rights and obligations of the parties, and is qualified in its entirety by reference to the Offer Letter included as Exhibit 10.1.

A copy of the press release announcing the election of Mr. Barnett is included as Exhibit 99.1.

Item 8.01.	Other Events

On June 29, 2018, Sabre announced that Kimberly Warmbier has been elected Executive Vice President and Chief Human Resources Officer of Sabre, effective July 9, 2018.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter by and between Sabre Corporation and Douglas Barnett, dated June 26, 2018.

99.1	Press Release, dated July 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: July 2, 2018	By:	/s/ Doug Johnson
	Name:	Doug Johnson
	Title:	Senior Vice President and Interim Chief Human Resources Officer